UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

VECAST, INC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-039-6819 (I.R.S. Employer Identification No.)

Room 729, Rong Jing Li Du, Building B
No. 3, Rong Jing E. Street
Beijing, China 100176
Telephone/Facsimile: +86 10-6786-3500 (China)

(Address, including zip code, of principal executive office)

Telephone: 510-324-8437
Facsimile: 510-324-8437

(Registrant’s telephone number, including area code)

Copy of Communications to:

Bernard & Yam, LLP
Attention: Bin Zhou, Esq.
401 Broadway Suite 1708
New York, NY 10013
Telephone: 212-219-7783
Facsimile: 212-219-3604

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $ 0.0001per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

In this registration statement on Form 10, the registrant, Vecast Inc, is hereinafter referred as "we", “us” or “Vecast” or "Company".

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this registration statement on Form 10, including in the documents incorporated by reference into this registration statement, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this registration statement are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

* Vulnerability of our business to general economic downturn;
* Changes in the laws of the PRC that affect our operations;
* Competition from our competitors;

* Our ability to obtain all necessary government certifications and/or licenses to conduct our business;
* The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

Fluctuation of the foreign currency exchange rate between U.S. Dollars and Renminbi; and
The other factors referenced in this registration statement, including, without limitation, under the sections entitled “Risk Factors,” “Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ITEM 1.  DESCRIPTION OF BUSINESS

Overview

We are engaged in the business of developing cable television network technologies and software, designing and marketing cable television network equipments and devices, and installing and leasing Cable Modem Termination Systems (“CMTS”), Cable Modems (CM) and Wi-Fi devices for cable television operators in medium and large cities in China. Our products and services include four major categories:

(1) Terminal products, including digital television set-top box (“STB”) and cable modem (“CM”);
(2) Digital television front-end devices, including core server, network media server and digital satellite receiver & exchange;
(3) Front-end administration software series, including broadcast control software, direct software, network equipment administration software, network service administration software, and material management software;
(4) Service management system (“SMS”)¡¡

We operate through two wholly-owned subsidiaries, Vecast China Co., Ltd. and Vecast Software Co., Ltd., both of which are limited liability companies formed in Beijing, China.

Corporate History

We were incorporated in the State of Delaware on April, 11, 2003. On September 22, 2004, we completed the formation and registration procedure of a wholly owned subsidiary Vecast China Co., Ltd. in Beijing, China. On November 1, 2004, we completed the formation and registration procedure of another wholly owned subsidiary Vecast Software Co., Ltd. in Beijing China.

Products and Services

We are engaged in the business of developing cable television network technologies and software, designing and marketing cable television network equipments and devices, and installing, leasing Cable Modem Termination Systems (“CMTS”), CMs and Wi-Fi devices for cable TV operators in medium and large cities in China. Our products and services include four major categories:

(1) Terminal products, including digital television set-top box (“STB”) and cable modem (“CM”);
(2) Digital television front-end devices, including core server, network media server and digital satellite receiver & exchange;
(3) Front-end administration software series, including broadcast control software, direct software, network equipment administration software, network service administration software, and material management software;
(4) Service management system (“SMS”);

Manufacturing

We own the proprietary right and intellectual property rights to our entire product line of set-top box (“STB”), including technology, design, software, brands and trademarks. In view of cost considerations, instead of building own production facility, we sub-contracted out to other manufacturer. Our major manufacturer is Huizhou Jiu-Lian Technology Co. Ltd, located at 18th Floor, Huayang Building, Yan-Da 1st Road, Huizhou City, Guangdong Province, China, Zip 516001.

From 2003 to 2008, our CM products are manufactured by OEM (original equipment manufacturer), packed and delivered to our customers under our own brand names. The production was carried out by IDN Telecom., Inc. through a contracted manufacturer Ming Shuo Electronics (Su Zhou) Co., Ltd., a subsidiary of Taiwan ASUSTek Computer Inc. Its production facility address is No. 233, New District, Golden Maple Road, Suzhou City, Jiansu province. Starting in 2009, our CM products are manufactured under full proprietary and intellectual property right ownership that include all the technology, design, software, brands, and trademarks.

Business and Growth Strategy

Our business:

1.	Development of China’s cable TV network technology, marketing STBs, CMs and other related products;

2.	Partnership with selected cities’ cable TV network companies/operators by investing in CMTS, Wi-Fi Access Point, and user access terminals (CM, STB). Combined operators’ resources to achieve full broadband network coverage and realize profit-sharing.

Our strategy:

1.	Sales of CM and full interactive STB products; utilization of our branding and patents of technologies like “Jumping Frequency ”and “Three-In-One Network” to deliver products that are of advance d technology, superior performance, unique design and low cost.

2.	Achieve fine integration of business strengths and resources both from Vecast and the cable TV operators and jointly build broadband cable network to cover entire cable TV households so home users may access the network through CM, Wi-Fi and Three-In-One STB; hence, truly put Internet, HDTV, interactive video on demand, and VoIP into play and achieve long-term profit sharing with cable TV operators (cable SDTV basic service profit not included).

Vecast will provide CATV users full broadband coverage through investments of CMTS, C+W (cable modem and Wi-Fi access point) carried out by its China subsidiaries.

To make mutual resources and strengths complementary, it depends primarily on Vecast key patents; Jumping Frequency” (CM frequency jumping methods, CM and its transmission system) will substantially increase network transfer rates, a solution that cable TV operators have long seek for; secondly, innovative practical patent “Three-In-One Terminal”, in another word, terminal equipment that offers cable TV service in full spectrum.

Unlike ADSL, cable is a share-based network, and so cable broadband service has long known for its bottleneck of transmission rate and stability that result as a major compliant of users during peak hours. As a last resort to resolve the congestion of the network, it will have to occupy a higher bandwidth, take up valuable cable channel resource and end up substantial increase in investment costs. Nevertheless, the aforementioned technology will change the situation, and take the operator’s reputation and competitiveness back to the game.

Further, combination of “Jumping Frequency” and SMS management system will and timely detect any usage increase, as it often happens, and automatically redirect users to available channel to avoid any network traffic jam and keep transmission rate at its maximum.

Sales and Marketing

We market and sell our products through our direct sales force. Our target markets focus on local cable television services providers and telecommunication service providers in cities where customers base, economic maturity and locality exhibit sizeable business potentials pertaining to market expansion criteria established in our company.

These service providers are our business partners rather than customers. We concentrate on ways to position mutual interest, resources and strength to their best play. We strive to create new business models that enable our products and services generate new stream of profits, yet ground-breaking to the market.

We continue to devote our efforts towards brand development and utilize marketing concepts in an attempt to enhance the marketability of our products and services. During the past two years, we have carried out a brand development strategy based on product quality and design innovation. We have participated in various marketing activities and exhibitions to promote our products and brand.

Competition

Cable Modems:

Major competitors include Motorola (multiple brokers, over 50% market share), Scientific Atlanta (Shanghai fully-own subsidiary as sale agency, over 10% market share), Thomson (agency at Beijing Thomson Zhong-Xing Digital Technology Co. Ltd), and Shanghai Yi-Ren Communication Terminal Co., Ltd.

Set-Top Box:

Major competitors include Changhong Group, Coship Electronics, Sichuan Jiuzhou Electric Group Co and Skyworth Group.

Starting in 2010, Vecast will introduce a Three-In-One STB, patent technology, CM or Wi-Fi embedded, support HDTV, full interactive programming, broadband Internet. This is a unique product and currently there is no competitor in market yet.

Major Customers

We have approximately 20 customers. The major ones include Baoding Pascali Cable TV Company, Shanghai Minhang Cable TV Company, Jiangxi Province Cable TV Company, Jiangmen Cable TV Company and China Telecom Hebei Company.

Government Regulations

1.	3C Certification

“3C” certification was put into full operation on May 1, 2003 (later postponed to August 1), the original product safety certification and import safety and quality licensing system abolished over the same period.

Compulsory product certification currently in force are: "Administrative Regulations for Compulsory Product Certification", "Regulations for Compulsory Product Logo Certification ", " Product Catalog of The first implementation of the compulsory product certification" and " Notification of questions relating to the implementation of the Compulsory Product Certification.

STB is under “3C” certification, CM has not yet been included.

2.	State Administration of Radio Film and Television Network License

"Radio and television equipment, network equipment, management practices identified"
Announce Agency: State Administration of Radio Film
Article No.: State Administration of Radio, Film and Television, Administration Order No. 25

Announce Date: June 18, 2004
Effective: August 1, 2004

STB is under the license management, CM has not yet been included.

Employees

Currently Vecast, Inc. has 3 employees, Vecast China Co. Ltd. has 8 employees and Vecast Software Co. Ltd. has 10 employees.

Facilities

Our main office is a 1300 square feet leased office space located at No. 3, Rongjing East Street, Rongjing Lidu B building, Suite 729 &730, Beijing Economic & Technological Development District, Beijing, China. We currently pay a monthly rent of $ 510 (3500 RMB) per month for this office.

In addition to the main office, we have two branch offices in Baoding, China. One is a 1700 square feet leased office space located at #766 Chaoyang Street, Suite 401& 402, Baoding City, China and we currently pay an annual rent of $ 4097 (27,986 RMB) for this office. The other one is a 1100 square feet leased office space located at #43 Chaoyang Street, Suite 9C, Baoding City, China and we currently pay a monthly rent of $ 348 (2,378 RMB) for this office.

We do not own any manufacturing facility.

Intellectual Properties

We have submitted trademark applications with Chinese trademark administration for two trademarks:
“Lan Mao” TM and “New Cable” TM

We filed two patent applications with Chinese State Intellectual Property Office in 2005: one is -“Jumping Frequency” technology, a technological invention for Cable Modem, and the other is “Three-In-One” device, a utility model.

We registered following copyrights with Chinese National Copyright Administration in 2004 and 2005:

1.	Set-Top Box driver
2.	Cable Modem driver
3.	Digital TV Service Management System
4.	Jumping Frequency” (CM frequency jumping methods, CM and its transmission system)
5.	“Three-In-One Terminal”, terminal equipment for cable broadband service.

Legal Proceedings

We are not a party to any material legal proceedings.

ITEM 1A:   RISK FACTORS

Any investment in our common stock involves certain degree of risk. Investors should carefully consider the risks described below and all of the information contained in this registration statement before deciding whether to purchase any of our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. None of our securities are currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our securities are traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This filing also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced described below and elsewhere in this registration statement.

Risks Related To Our Operations

We have operated at loss and there is no assurance that we will achieve substantial profitability.

As a company in the early stage of development, our limited history of operations makes evaluation of our business and future prospects difficulty. We have had a limited operating history and are in an early stage of development. As a result of these factors, it is difficult to evaluate our prospects and our future success is more uncertain than if we had a longer or more proven history of operations. We are operating at an early stage to establish the market foundation and there is no assurance that we will achieve substantial profitability.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing business and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund our business operations. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including: our financial condition and results of operations, the condition of the People’s Republic of China (“PRC”) economy and the digital cable television industry in the PRC, and conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

We may raise additional capital through a securities offering that could dilute our ownership interest and voting rights.

Under Delaware laws, the power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to shareholder approval. We may require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

Our intellectual property rights may not provide meaningful protection for our products under development, which could enable third parties to use our technology, or very similar technology, and could prevent us from developing or marketing our product candidates.

We rely on patent and trade secret laws to limit the ability of others to compete with us using the same or similar technology in the U.S. and other countries. However, as described below, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of adequate rules and methods for defending and enforcing intellectual property rights.

We will be able to protect our technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies, including our patent position, generally are uncertain and involve complex legal and factual questions, particularly as to questions concerning the enforceability of such patents against alleged infringement. Changes in either the patent laws or in interpretations of patent laws in the U.S. and other countries may therefore diminish the value of our intellectual property. Moreover, our patent and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.

Risks Related To Doing Business In China

Most of our assets are located in China and all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon what business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.

Because the scope of our business license is limited, it may need government approval to expand or continue our business.

Both of our subsidiaries in China are wholly-owned foreign enterprises, commonly known as a WOFE. A WOFE can only conduct business within its approved business scope, which ultimately appears on the business license. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure you that it will be able to obtain the necessary government approval for any change or expansion of our business.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. dollar at the time such conversion is necessary. Conversely, if we decide to convert our Renminbi into dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiary in China would be reduced should the dollar appreciate against the Renminbi. Further, our operational results are reported in U.S. dollars, and thus fluctuations in the exchange rate applied for purposes of consistent presentation may appear to exacerbate or minimize trends in our reported results.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in China could negatively affect our profitability and growth.

While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as minus 2%. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on our profitability.

Any deterioration of political relations between the United States and the PRC could impair our operations.

 The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, including our ability to pay dividends.

 The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company's assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on any of our PRC resident shareholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the  Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

 Upon completion of the Share Exchange Transaction, we became subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with our company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Any recurrence of severe acute respiratory syndrome, or SARS, the Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, the Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Such an outbreak could have an impact on our operations as a result of: quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations; the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

We may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Risks Related T o Our Capital Structure

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. There is no guarantee that our securities will be granted approval for listing or quotation on any national securities exchange or national quotation system.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

 Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

 Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

 Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company’s independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

 Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future.

 We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and we currently intend to retain any future earnings for funding growth. We currently have no intention to declare dividends in the foreseeable future. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

ITEM 2.  FINANCIAL INFORMATION

A. Selected Financial Data

This information is not required of smaller reporting companies.

B. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains forward-looking statements. Forward looking statements are identified by words and phrases such as “anticipate”, “intend”, “expect” and words and phrases of similar import. We caution investors that forward-looking statements are only predictions based on our current expectations about future events and are not guarantees of future performance. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements due to risks, uncertainties and assumptions that are difficult to predict, including those set forth in Item 1A above. We encourage you to read those risk factors carefully along with the other information provided in this Report and in our other filings with the SEC before deciding to invest in our stock or to maintain or change your investment. We undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law.

You should read this MD&A in conjunction with the consolidated financial s tatements and related notes in Item 15.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "Yuan" or "RMB" are to the Chinese Yuan (also known as the Renminbi). According to The People’s Bank of China, as of October 30, 2009, $1= 6.8281Yuan.

Overview

We are engaged in the business of developing cable television network technologies and software, designing and marketing cable television network equipments and devices, and installing and leasing Cable Modem Termination Systems (“CMTS”), CMs and Wi-Fi devices for cable television operators in medium and large cities in China. Our products and services include four major categories:

(1) Terminal products, including digital television set-top box (“STB”) and cable modem (“CM”);
(2) Digital television front-end devices, including core server, network media server and digital satellite receiver & exchange;
(3) Front-end administration software series, including broadcast control software, direct software, network equipment administration software, network service administration software, and material management software;
(4) Service management system (“SMS”)¡¡

We operate through two wholly-owned subsidiaries, Vecast China Co., Ltd. and Vecast Software Co., Ltd., both of which are limited liability companies formed in Beijing, China.

Corporate History

We were incorporated in the State of Delaware on April, 11, 2003. On September 22, 2004, we completed the formation and registration procedure of a wholly owned subsidiary Vecast China Co., Ltd. in Beijing, China. On November 1, 2004, we completed the formation and registration procedure of another wholly owned subsidiary Vecast Software Co., Ltd. in Beijing China.

Critical Accounting P olicies and Estimates

Our management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management’s discussion and analysis.

Principles of Consolidation

The consolidated financial statements include the accounts of Vecast, Inc. and its wholly owned subsidiary, Vecast Software Co., Ltd. (Beijing), Inc. and Vecast (China) Co., Ltd. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

The Company's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated fair value at December 31, 2008 and 2007 because of the relatively short maturity of these instruments. The carrying value of notes payable approximated fair value at December 31, 2008 and 2007 as these instruments bear market rates of interest.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes raw material, labor, and manufacturing overhead and purchased products. Market is determined by comparison with recent purchases or net realizable value. Net realizable value is based on forecasts for sales of the Company's products in the ensuing years. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to operations.

Impairment of Long-Lived Assets

Management reviews long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable and would record an impairment charge if necessary. Such evaluations compare the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset and are significantly impacted by estimates of future prices for the Company’s products, capital needs, economic trends and other factors. No impairment charges were recorded for the years ended December 31, 2008 for the equipment purchase in December 2008.

Revenue Recognition

The Company recognizes revenue from product sales when it is realized or realizable and earned, which is generally at the time of shipment and passage of title. Revenue is considered to be realized or realizable and earned when there is persuasive evidence of a sales arrangement in the form of a contract or a purchase order, the product has been shipped, the sales price is fixed or determinable and collectibility is reasonably assured. The Company records revenue for shipping costs charged to customers. The related shipping costs incurred are recorded in cost of sales.

Concentrations of Credit Risk

There are several major TV Stations and CATV operators in various cities in China who keep close relationship with the Company, promote use of the company’s Set Top Box and pay a royalty to use the software systems developed by the company for the CMTS. CATV operators always maintain good relationship with the local government. It is very difficult to enter the industry, which is similar to a monopoly business. Prospect customers are limited. It is not a high competitive market. Risk of concentration existing and must give terms to the customers.

Customers

The Company provides credit in the normal course of business to customers throughout the China markets. The Company performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses based upon the Company’s historical experience related to credit losses. Based on the Company’s evaluation of its accounts receivable it has determined a reserve is not necessary at December 31, 2008 and 2007.

Risks and Uncertainties

1.	Although the company's Set-top boxes and cable modems have attained certain market share, including establishment of credibility, reputation, brand, customer relationships, delivery history and experience, and has achieved interoperability of technical testing and docking with most cable TV front-end CMTS and network management systems in many cities in China , we face the threat from the manufacturers if they develop the same products or pirated our products. Our product sale will also be affected if cost and sale price continue to decrease.
2.	The risks and uncertainties of our business investment and profit-share model would mainly come from customer compliance with contracts, timely and full profit share. China has a considerable number of customers known for bad credit , who are likely to generate false accounts, under-share profit and put payments in arrears.
3.	Technology risks exist if other companies deliver products with more advanced technology as a result in cost reduction, it might also impact sale of our products.
4.	We might require customers to pay in full due to shortage of the company’s funds and customers might be taken away while other companies offer them an installment or deferred payment option. Also, our liquidity or investment is in a smaller scale, it creates business difficulties with large customers.
5.	Government regulations and rules closely observed in Digital TV Industry. There are no regulations and rules, which will have negative impact to the company

Suppliers

We own the proprietary right and intellectual property rights to our entire product line of set-top box (“STB”), including technology, design, software, brands and trademarks. In view of cost considerations, instead of building own production facility, we sub-contracted out to other manufacturer. Our current major manufacturer and supplier is Huizhou Jiu-Lian Technology Co. Ltd, located at 18th Floor, Huayang Building, Yan-Da 1st Road, Huizhou City, Guangdong Province, China, Zip 516001. In consideration of a number of factors including transportation cost, payment methods, quality and cost, we may change the supplier and manufacturer of STB in future.

From 2003 to 2008, our cable modem products are manufactured by OEM (original equipment manufacturer), packed and delivered to our customers under our own brand names. The production was carried out by IDN Telecom., Inc. IDN through a contracted manufacturer Ming Shuo Electronics (Su Zhou) Co., Ltd., a subsidiary of Taiwan ASUSTek Computer In. Its production facility address is No. 233, New District, Golden Maple Road, Suzhou City, Jiansu province, China, Zip 215011. Starting in 2009, our cable modem products are manufactured under full proprietary and intellectual property right ownership that include all the technology, design, software, brands, and trademarks.

We produce software products by ourselves.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates expected to apply when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to amounts, which are more likely than not to be realized. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings per Share

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic and diluted net income per share. Basic earnings per share exclude dilution and are computed by dividing net income by the weighted average of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. There is no stock options and warrants, so there is no difference between basic and diluted weighted average shares outstanding for the years ended December 31, 2008 and 2007.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FAS109, Accounting for Income Taxes (FIN 48), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes; by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognizing, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 as of December 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings. The Company has not determined the effect, if any, the adoption of FIN 48 will have on the Company’s financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated results of operations and financial position.

Results of Operations

The following table sets forth our statements of operations for the eight months ended August 31, 2009 (unaudited) and the years ended December 31, 2008 and 2007 in U.S. dollars:

	Eight Months ended August 31, 2009	Year ended December 31, 2008	Year ended December 31, 2008

Net sales	$851,491	5,229,746	4,431,871
Cost of sales	743,241	4,332,090	3,500,968
Gross profit	108,250	897,656	930,903
Operating expenses:
Selling, general and administrative	343,256	1,277,717	728,448
Depreciation and amortization	3,116	4,675	106,300
Total operating expenses	346,372	1,282,392	834,748
Income(loss) from operations	(238,122)	(384,736)	96,155

Other income (expense):
Interest income (expense)	209	64	2,316
Other, net	235,122	111,186	19,104
Total other expense, net	235,331	111,250	21,420
Income (loss) from operations before income tax benefit	(2,791)	(274,386)	117,575
Income tax benefit	0	(11,190)	0
Net income(loss) with income tax benefit	$(2,791)	(284,676)	117,575

Net income (loss) per share basic and diluted	$0.00	(0.01)	0.01

Weighted average common shares outstanding:

Basic	29,916,400	29,656,400	29,452,000
Diluted	29,916,400	29,656,400	29,452,000

Net Sales

Net Sales was $ 851,491 for eight months ended August 31, 2009. Net Sales was $ 5,229,746 for year ended December 31, 2008, an approximately 18% increase as compared to $ 4,431,871 for year ended December 31, 2007. The increase was attributable to the increased sales to our customer - Baoding Pascali Company.

Cost of Sales

Cost of Sales was $ 743,241 for eight months ended August 31, 2009. Cost of Sales was $ 4,332,090 for year ended December 31, 2008, an approximately 23% increase as compared to $ 3,500,968 for year ended December 31, 2007. The cost of goods sold increased as a result of our increase in sales.

Gross Profit

Gross Profit was $108,250 for eight months ended August 31, 2009. Gross profit was $ 897,656 for year ended December 31, 2008, an approximately 3.6% decrease as compared to $ 930,903 for year ended December 31, 2007. In 2008, our sales unit price dropped compare with 2007, resulted in 3.6% decrease in Gross Profit.

Total Operating Expenses

Total Operating Expenses was $ 346,372 for eight months ended August 31, 2009. Total Operating Expenses was $1,282,392 for year ended December 31, 2008, an approximately 53% increase as compared to $ 834,748 for year ended December 31, 2007. The increase was attributable to the technology service consulting fee we paid to our supplier.

Income (Loss) from Operations

We recorded $ 238,122 of Loss from Operations for eight months ended August 31, 2009. We recorded $ 384,736 of Loss from Operations for year ended December 31, 2008, as compared to $ 96,155 of Income from Operations for year ended December 31, 2007. The significant loss from operations was attributable to our increased selling, general and administrative expenses. Our selling, general and administrative expenses was $1,277,717 for the year ended December 31, 2008, increased $ 549,269 from the year ended December 31, 2007.

Net Income (Loss)

We recorded $ 2,791 of Net Loss for eight months ended August 31, 2009. The Net Loss was $ 284,676 for year ended December 31, 2008, as compared to the Net Income of $ 117,575 for year ended December 31, 2007. The significant net loss was due to our loss from operations.

Liquidity and Capital Resources

As of August 31, 2009, we had cash and cash equivalents of approximately $ 287,561. For the eight months ended August 31, 2009, the net cash used in operating activities was $ 477,095, the net cash used in investing activities was $ 448,409, and the net cash provided by financing activities was $ 141,451.

For the year ended December 31, 2008, the net cash used in operating activities was $ 46,753 and for the year ended December 31, 2007, the net cash used in operating activities was $ 135,894. The change in cash flow from operating activities was mainly due to our increased accounts payable and accrued liabilities. Our accounts payable and accrued liabilities at Dec 31, 2008 was $2,362,997, as compared to the accounts payable of $2,112,442 at Dec. 31, 2007.

For the year ended December 31, 2008, the net cash used in investing activities was $ 409,532 and for the year ended December 31, 2007, the net cash used in investing activities was $ 110,496. The cash used in investing activities was primarily used to purchase property and equipment.

For the year ended December 31, 2008, the net cash provided by financing activities was $ 597,386 and for the year ended December 31, 2007, the net cash used in financing activities was $66,705. The change in cash flow from financing activities was mainly due to $511,000 additional investments from IND Telecom, Inc.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of August 30, 2009.

ITEM 3. PROPERTIES

Our main office is a 1300 square feet leased office space located at #3 Rongjing East Street, Rongjing Lidu Building B, Suite 729 &730, Beijing Economic & Technological Development District, Beijing, China. We currently pay each suite a monthly rent of $ 510 (3500 RMB) per month for this office. We also pay a monthly rent of $181 (1238RMB) for warehousing products.

In addition to the main office, we have two branch offices in Baoding, China. One is a 1700 square feet leased office space located at #766 Chaoyang Street, Suite 401& 402, Baoding City, China and we currently pay an annual rent of $ 4097 (27,986 RMB) for this office. The other one is a 1100 square feet leased office space located at #43 Chaoyang Street, Suite 9C, Baoding City, China and we currently pay a monthly rent of $ 348 (2,378 RMB) for this office.

We do not own any manufacturing facility.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the date of this Form 10 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on 29,9 16,400 issued and outstanding shares of common stock, by: All of the executive officers and directors as a group; Each executive officer; Each director; and Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our company;

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Vecast Inc, Room 729, Rong Jing Li Du Building B , No. 3, Rong Jing E. Street, Beijing, China 100176

Name and Address of Beneficial Owner	Title	Beneficially Owned Shares	Percent of Class
Directors and Executive Officers
George Wu	President, Chief Executive Officer and Chairman of the Board	0	0%
Lily Kuo	Vice President and Director	0	0%
Jianhua Liu	Chief Technology Officer	0	0%

Officers and Directors as a group (total of 3 persons)		0	0%

5% or more Stockholders

IDN Telecom, Inc		20,015,000	66.90%

29,916,400 shares of Common Stock were issued and outstanding as of August 31, 2009.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following individuals constitute our board of directors and executive management:

Name	Age	Position
George Wu	53	Chairman of Board, Chief Executive Officer, Chief Audit Committee Director
Lily Kuo	40	Board Director, Vice President
Amy Mou	35	Board Director
Sofia Yang	37	Board Director, Audit Committee Director
Hung-Yuan Huang	50	Board Director, Audit Committee Director
Jianhua Liu	35	Chief Technology Officer

George Wu

Mr. Wu received his Bachelor degree from Beijing Institute of Technology in 1982; He served as the Chairman/CEO of Blossom Company, a China-Japan joint venture company from 1989 to 1993; Mr. Wu founded IDN Telecom, Inc. in 1993. He has been the Chairman and CEO of IDN Telecom, Inc to present. In 2000, IDN Telecom Inc and China Electronics Corp. (CEC), the largest Chinese telecommunication / electronics company, formed a joint venture - Beijing IDN Telecom, Co., Ltd. Mr. Wu was a initial founder and executive director. George Wu has been assumed the leading position in Chinese enterprise, American enterprise, Chinese and Japanese joint venture for a long time and is highly recognized for his abundant business management, strategic planning, marketing, innovation and execution experiences. Mr. Wu has been in the position of Chairman of Vecast and its subsidiaries from 2003 to present.

Lily Kuo

Ms. Kuo received her Master degree from San Francisco State University. She Joined IDN Telecom, Inc. in 1997. She has been our director and vice president to present, specialized in media service and corporate management. Since Ms. Kuo has background as program manager and news anchor in Taiwan cable TV Company, she has ability to make the keen observation to Media market and the right judgment to the future market. She led the company into China cable TV market in proper timing, reduced entry cost, saved time and kept the company up in a good corporate image in the industry.  Ms. Kuo is familiar with finance, internal operation, personnel management and legal affair. She pursues perfection of work and takes work seriously. She has trustable execution abilities.

Amy Mou

Ms. Mou graduated from Broadcast Electronic Communication Arts Dept. at San Francisco State University in 1997. With four year academic training in media industry, Ms. Mou worked her first job as a marketing specialist. Later she advanced herself into IT industry in Silicon Valley and has since been working as Network engineer for the city of San Jose, providing enterprise level support for the entire city hall with approx. 7000 users and numerous WAN sites. She has solid knowledge of network infrastructure, equipment and application with over 10 years of combined media and technical experiences.

Sofia Yang

Ms. Yang graduated 1997 from Architecture Department with minor of Interior Design and Business Administration at Tunghai University, Taiwan. She’s worked as a designer in a development company and as a chief engineer later when she switched to another company. While Ms. Yang focused her job in designing industry, she’s also devoted to advance herself in sales management when she worked for a securities investment company in 2005 and held her position as a director since.

Hung-Yuan,Huang

Mr. Huang graduated from Business Dept. at National Taiwan University. He has over 22 years working experience as service manager and regional assistant manager in Shih Hua Bank and Huagiao Bank in Taiwan. Mr. Huang’s expertise focused primarily in finance, and has over the years attained certificates in various areas, including International finance, foreign exchange practice, auditing, Trust, etc..

Jianhua Liu

Mr. Liu graduated from Jilin University in 1999. He had been in the position of general manager assistant and manager of technology department before he joined Vecast. In 2004, he joined the company and has been in the position of Chief Technology Officer. He is the key person for research and development of the company’s cable TV network terminal products.

Family Relationships

There are family relationships among the individuals comprising the Company’s board of directors. George Wu and Lily Kuo are husband and wife.

Director Compensation

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.

The Board of Directors and Committees

Our Board of Directors maintains an audit committee. George Wu, Sofia Yang and Hung-Yuan Huang are the members of the audit committee and George Wu is the Chief Director of our audit committee.

ITEM 6. EXECUTIVE COMPENSATION

No officer or director received total annual compensation in either 2007 or 2008 that exceeded $100,000. There is no incentive plan in effect for such persons.

Employment Agreements

We do not currently have employment agreements with any of our named executed officers.

Compensation of Directors

Other than as indicated above, we did not pay any other form of compensation to any of our officers or directors, including, but not limited to any stock option plans, stock appreciation rights, long term incentive plan awards, insurance or automobile or telephone allowances for the periods indicated in the table. Our directors received no fees for their services as a director; however, they are reimbursed for expenses incurred by them in connection with Company business.

Option Grants in 2008

There were no option grants in 2008.

Aggregated Option Exercises in 2008 and Option Values at December 31, 2008

There were no option exercises or options outstanding in 2008.

Equity Incentive Plans

None

Securities Authorized for Issuance Under Equity Compensation Plans

None

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

IDN Telecom, Inc is our largest shareholder and is also the major supplier of our cable modem products. In year 2007 and 2008, we purchased from IDN Telecom, Inc approximately $1,334,096.30 and $1,234,725.00 worth of cable modems, respectively.

ITEM 8. LEGAL PROCEEDINGS

We are not involved in any legal proceedings, nor are we aware of any potential or threatened litigation, or any asserted claims that may result in litigation or other legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information

The shares of our common stock of are not currently listed or quoted for trading on any national securities exchange or national quotation system. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside its control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of its common stock:

Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

Our financial position and results of operations; Federal and state governmental regulatory actions and the impact of such requirements on our business; Announcements of innovations or new products or services by us or our competitors; Changes in interest rates; The issuance of new equity securities pursuant to a future offering or acquisition; Period-to-period fluctuations in our operating results; General economic and other national conditions; Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments

Stockholders

As of November18, 2009, we had approximately 684 shareholders of our common stock.

Rule 144

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.  In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate.  If and when this registration statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a registration statement under the Securities Act registering the shares of common stock reserved for issuance thereunder.  Following the effectiveness of any such registration statement, the shares of common stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

The sale of shares of our common stock which are not registered under the Securities Act, known as “restricted” shares, typically are effected under Rule 144.  As of November 30, 2009, we had outstanding an aggregate of 29,916,400 shares of restricted common stock.  In accordance with the recent amendments to Rule 144, no shares of our restricted common stock are eligible for sale under Rule 144 until we become subject to the reporting requirements of the Exchange Act, i.e., until this registration statement becomes effective, and then only if we thereafter have complied with our reporting requirements under the Exchange Act for the next 6 months.  No prediction can be made as to the effect, if any, that future sales of “restricted” shares of our common stock, or the availability of such shares for future sale, will have on the market price of our common stock or our ability to raise capital through an offering of our equity securities.

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.  In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate.  If and when this registration statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a registration statement under the Securities Act registering the shares of common stock reserved for issuance thereunder.  Following the effectiveness of any such registration statement, the shares of common stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

Warrants

None

Dividends

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

Transfer Agent

Currently we do not have any transfer agent.

Penny Stock Regulation

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On April 23, 2003, we issued 25,000,000 shares of common stock to our founding shareholder IDN Telecom, Inc.

On September 12, 2003, we issued 840,000 shares of class A preferred stock to Cirmaker Industry Co. Ltd. These class A preferred shares have been converted to common stock and transferred to Cirmaker Technology Co. Ltd., and later Cirmaker Technology Co. Ltd. transferred these shares to a group of non-US individuals.

On August 10, 2004, August 12, 2004 and November 30, 2004, we issued in total 1,912,000 common shares to China Century Financial Corp for capital investment.

On December 15, 2004, we issued 80,000 shares of common stock to IDN Telecom, Inc for additional capital investment.

On December 31, 2005, we issued 1,620,000 shares of common stock to Shin-Yi Securities Consultant Co. Ltd. for capital investment.

On December 22, 2008, we issued 204,400 shares of common stock to IDN Telecom, Inc for additional investments in equipments.

On August 18, 2009, we issued 260,000 shares of common stock to non-US individuals for additional capital investment.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

We are governed by Delaware law and the Articles of Incorporation and Bylaws. Our authorized capital consists of 100,000,000 shares of common stock, $.0001 par value, and 2,400,000 shares of preferred stock, par value $ 0.0001. Our board of directors, in their sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges, and ratify the powers, if any, and determine the restrictions and qualifications of any series of preferred stock as established.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $ 0.0001 par value per share. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of our common stock:

have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the our directors.

Preferred Stock

Preferred Stock

Our Board of Directors, pursuant to the Certificate of Incorporation, is authorized to issue up to 2,400,000 shares of Preferred Stock, par value $ 0.0001, all of which are designated as “Series A Preferred Stock” or “Preferred Stock” and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the Preferred Stock. The Board of Directors, without stockholder approval, can therefore, issue Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of, and amounts payable with respect to, the Common Stock. This may be deemed to have a potential anti-takeover effect because the issuance of Preferred Stock in accordance with such provision may delay, defer or prevent a change of control regarding us and could adversely affect the price of our Common Stock.

The Board of Directors has designated all Preferred Stock as Series A Preferred Stock. On September 12, 2003, we issued 840,000 shares of Series A Preferred S tock to Cirmaker Industry Co. Ltd. These issued and outstanding Series A Preferred Stock have been converted to common stock, transferred to Cirmaker Technology Co. Ltd., and were transferred by Cirmaker Technology Co. Ltd to a group of non-US individuals. As of November 29, 2009, there is no share of Series A Preferred Stock outstanding.

Plan Warrants

None

Stock Options

None

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless: prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will: provide our board of directors with the ability to alter our bylaws without stockholder approval; provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum; provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Such provisions may have the effect of discouraging a third-party from acquiring our company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are now governed by Delaware law and the Articles of Incorporation and Bylaws. Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We had not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required by this Item 13 is incorporated by reference to information contained in Item 15 of this Form 10.  As a smaller reporting company, we are not required to provide the supplementary financial information required by Item 302 of Regulation S-K.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants regarding our accounting, financial disclosures or any other matter.

ITEM 15. FINANCIAL STATEMENTS

(a)-1:      Consolidated Financial Statements (audited) for the Year ended December 31, 2008 and the Year ended      December 31, 2007

Vecast, Inc

Consolidated Financial Statements (Audited)
for the Year ended December 31, 2008 and the Year ended December 31, 2007

Table of Contents

Report of Independent Registered Public Accounting Firm	F-a-1

Consolidated Statement of Operations	F-a-2
for the Year ended December 31, 2008 and the Year ended December 31, 2007

Consolidated Balance Sheet	F-a-3
for the Year ended December 31, 2008 and the Year ended December 31, 2007

Consolidated Statement of Shareholders’ Equity	F-a-4
for the Year ended December 31, 2008 and the Year ended December 31, 2007

Consolidated Statement of Cash Flows	F-a-5
for the Year ended December 31, 2008 and the Year ended December 31, 2007

Notes to Consolidated Financial Statements	F-a-6
for the Year ended December 31, 2008 and the Year ended December 31, 2007

< F-a-1 >

FEI-FEI CATHERINE FANG, CPA

6300 Stonewood Drive, Suite 308, Plano, TX 75024
TEL: (972) 769-8588 FAX: (972) 769-0788

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Vecast Inc

We have audited the accompanying consolidated balance sheets of Vecast Corporation and its subsidiaries (the “Company”) as of December 31, 2008 and December 31, 2007 and the related consolidation statements of operation, cash flows and stockholders equity for the two years ended December 31, 2008. Our audits were conducted in accordance with generally accepted auditing standards consistently applied.

Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures, as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the two years ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Fei-Fei Catherine Fang, CPA

Dallas, Texas

September 28, 2009

< F-a-2 >

VECAST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED December 31	2008	2007
Net sales	$5,229,746	$4,431,871

Cost of sales	4,332,090	3,500,968
Gross profit	897,656	930,903
Operating expenses:
Selling, general and administrative	1,277,717	728,448
Depreciation and amortization	4,675	106,300
Total operating expenses	1,282,392	834,748
Income from operations	(384,736)	96,155

Other (expense) income:
Interest income	64	2,316
Other, net	111,186	19,104
Total other expense, net	111,250	21,420
Income from operations before income tax benefit	(274,386)	117,575
Income tax benefit	(11,190)	0
Net income with income tax benefit	$(284,676)	$117,575

Net income per share basic and diluted	$(0.01)	$0.01

Weighted average common shares outstanding:
Basic	29,656,400	29,452,000
Diluted	29,656,400	29,452,000

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

< F-a-3 >

VECAST, INC.
CONSOLIDATED BALANCE SHEETS

YEARS ENDED DECEMBER 31,	2008	2007
ASSETS
Cash and cash equivalents	$177,587	$324,436
Accounts receivable	5,819,467	3,260,987
Inventories	634,770
Other Receivable	674,249	1,012,953
Investment	0	0
Total current assets	7,306,073	5,105,172
Property and equipment, net	821,349	336,897
Other assets	19,476	32,396
Total assets	$8,146,898	$5,474,465
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,607,372	$2,982,631
Accrued liabilities	272,661	539,684
Notes payables	5,279	0
Line of credit		0
Current portion of capital lease obligations	0	0
Total current liabilities	5,885,312	3,522,315
Capital lease obligations, net of current portion	0	0
Total liabilities	$5,885,312	$3,522,315
Commitments and contingencies	--	--
Stockholders' equity:
Preferred stock-$.0001 par value; 2,400,000 shares authorized; 840,000 shares
issued and outstanding during 2003, converted to common shares July 9, 2007	$240	$240
Common stock-$.0001 par value; 100,000,000 shares authorized; 29,452,000 and
29,656,400 shares issued and outstanding at December 31, 2007 and 2008	10,000	10,000
Additional paid-in capital	2,817,651	2,306,651
Accumulated deficit	$(566,305)	$(364,741)
Total stockholders' equity	2,261,586	1,952,150
Total liabilities and stockholders' equity	$8,146,898	$5,474,465

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

< F-a-4 >

VECAST, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

					TOTAL
	COMMON STOCK/PREFERRED STOCK		ADDITIONAL	ACCUMULATED	STOCKHOLDERS'
	SHARES	AMOUNT	PAID-IN CAPITAL	DEFICIT	EQUITY

December 31, 2006	29,452,000/840,000	$10,240	$2,306,651	$(482,316)	$1,834,576

Net income 2007				117,575

December 31, 2007	29,452,000/840,000	10,240	$2,306,651	$(364,741)	$1,952,150

Issued additional common stocks	204,400		$511,000

Net income 2008				$(284,676)

Unrealized Gain/Loss - Currency				$83,112

December 31, 2008	29,656,400/0	$10,240	$2,817,651	$(566,305)	$2,261,586

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

< F-a-5 >

VECAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,	2008	2007
Cash flows from operating activities:
Net income	$(287,950)	$117,575

Adjustments to reconcile net income to net cash
provided by (used) in operating activities:
Depreciation and amortization	(70,910)	21,909

Deferred tax expenses
Changes in operating assets and liabilities:
Accounts receivable	(2,558,480)	(2,670,013)
Inventories	(127,974)	954,175
Prepaid expenses and other assets	8,910	(360,402)
Other assets	338,703	(194,005)
Accounts payable and accrued liabilities	2,362,997	2,112,442

Net cash provided by (used in) operating activities	(46,753)	(135,894)

Cash flows from investing activities:
Purchases of property and equipment	(409,532)	(110,496)
Net cash used in investing activities	(409,532)	(110,496)
Cash flows from financing activities:
Borrowings (payments) under line of credit, net	0	0
Unrealized Gains	86,386	66,705
Additional Paid-in Capital	511,000	0

Net cash provided by (used in) financing activities	597,386	66,705

Net change in cash and cash equivalents	(146,849)	(62,110)

Cash and cash equivalents, beginning of year	324,436	386,546

Cash and cash equivalents, end of year	$177,587	$324,436

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$--	$--
Income taxes	$--	$--
Fixed assets acquired under capital leases	$--	$--

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

< F-a-6 >

VECAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Vecast , Inc. (the "Company") is incorporated in Delaware, USA on April 11, 2003 as an investment holding company. Since its inception, it has founded two wholly owned subsidiaries in Beijing, China, Vecast China Co., Ltd. and Vecast Software Co., Ltd. Vecast’s business is mainly carried out by the afore-mentioned subsidiaries with its business interest and operations focus primarily on China’s Digital TV and broadband Internet market.

Specifically, Vecast targets at development of cable TV Network technology, sale of cable TV products, such as Set Top Box and cable modem and investment of CMTS (Cable Modem Termination System), Cable Modems (CM) and Wi-Fi devices to CATV operators in medium to large scale cities.

Over years of development, Vecast has attained two patents relating to new applications of cable modems and CMTS, as well as new product capability to deliver applications of cable modems and CMTS, as well as new product capability to deliver services combining TV, Internet and VoIP.

CMTS (Cable Modem Termination system) is key equipment at Cable TV’s head-end room that allows CATV operators to manage cable modems. In addition to connect Set Top Box to cable modem, broadband Internet, VoIP and interactive TV services will be effortlessly available to users through bi-directional HFC cable network.

Hence, Vecast core business is simple, that is marry its patented technology with investment of CMTS to CATV operators to enable high quality of broadband access, and continue chain supply of terminal products, such as Set Top Box and cable modems. Subsequently, form a profit share model with CATV operators and/or other service providers.

Principles of Consolidation

The consolidated financial statements include the accounts of Vecast, Inc. and its wholly owned subsidiary, Vecast Software Co., Ltd. (Beijing), Inc. and Vecast (China) Co., Ltd. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

The Company's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated fair value at December 31, 2008 and 2007 because of the relatively short maturity of these instruments. The carrying value of notes payable approximated fair value at December 31, 2008 and 2007 as these instruments bear market rates of interest.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes raw material, labor, and manufacturing overhead and purchased products. Market is determined by comparison with recent purchases or net realizable value. Net realizable value is based on forecasts for sales of the Company's products in the ensuing years. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to operations.

Impairment of Long-Lived Assets

Management reviews long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable and would record an impairment charge if necessary. Such evaluations compare the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset and are significantly impacted by estimates of future prices for the Company’s products, capital needs, economic trends and other factors. No impairment charges were recorded for the years ended December 31, 2008 for the equipment purchase in December 2008.

Revenue Recognition

The Company recognizes revenue from product sales when it is realized or realizable and earned, which is generally at the time of shipment and passage of title. Revenue is considered to be realized or realizable and earned when there is persuasive evidence of a sales arrangement in the form of a contract or a purchase order, the product has been shipped, the sales price is fixed or determinable and collectibility is reasonably assured. The Company records revenue for shipping costs charged to customers. The related shipping costs incurred are recorded in cost of sales.

Concentrations of Credit Risk

There are several major TV Stations, CATV operators in various cities in China, who has close relationship with the Company, promote use of the company’s Set Top Box and pay a royalty to use the software systems developed by the company for the CMTS. CATV operators always maintain good relationship with the local government. It is very difficult to enter the industry, which is similar to a monopoly business. Prospect customers are limited. It is not a high competitive market. Risk of concentration existing and must give terms to the customers.

A contract with the largest customer will expire in September 2010. In order to serve this client, the company has a branch office to provide timely services. There is highly possibility the contract will be renewal.

Customers

The Company provides credit in the normal course of business to customers throughout the China markets. The Company performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses based upon the Company’s historical experience related to credit losses. Based on the Company’s evaluation of its accounts receivable it has determined a reserve is not necessary at December 31, 2008 and 2007.

Risks and Uncertainties

Risk is not high, due to the difficult to earn the trust to provide hardware and software services to Digital TV provider in China. Software systems will be out-of-date as soon as more effective systems are available in the market; R&D (Research and Development) is the focus of the company.

Government regulations and rules closely observed in Digital TV Industry. There are no regulations and rules, which will have negative impact to the company.

Suppliers

There are Contracts signed between the major suppliers and the company. Management believes that the loss of a major supplier could adversely affect the company’s business. If another supplier’s products were to be substituted by the Company’s customers, there is no assurance that the Company would retain the favorable supply position that it has earned through over 6 years with the suppliers.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates expected to apply when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to amounts, which are more likely than not to be realized. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings per Share

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic and diluted net income per share. Basic earnings per share exclude dilution and are computed by dividing net income by the weighted average of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. There is no stock options and warrants, so there is no difference between basic and diluted weighted average shares outstanding for the years ended December 31, 2008 and 2007.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FAS109, Accounting for Income Taxes (FIN 48), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes; by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognizing, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 as of December 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings. The Company has not determined the effect, if any, the adoption of FIN 48 will have on the Company’s financial position and results of operations.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated results of operations and financial position.

NOTE 2 - INVENTORIES

Inventories consist of the following at December 31:

	2008	2007

Raw materials	$0	$0
Work-in-progress	0	0
Finished goods	634,770	506,796

Less allowance for obsolete inventory	--	--
	$634,770	$506,796

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2008	2007

Machinery and equipment	$1,108,719	$793,711
Furniture and fixtures	16,885	15,793
Transportation equipment	0	0
Leasehold improvements	0	0
Construction in progress	93,432	0

Less accumulated depreciation	(397,687)	(472,607)
	$821,349	$336,897

The equipment purchased in December 2008 - $511,000 is from IDN Telecom, Inc. Because the purchase is late in the year, there is no depreciation expense taken in 2008. Construction in Progress is for the new office in China. There is no capital leases in property and equipment for the years ended December 31, 2008 and 2007.  $16,885, $15,793; - Furniture and Fixture for the year ended December 31, 2008 and 2007, $4,318 is in the USA. $397,687, $472,607 Accumulated Depreciation - $3,361and $2,696 belongs to USA operations, $394,326 and $469,911 is from China. Amortization cost related to R&D (Research and Development).

NOTE 4 – ACOUNTS RECEIVABLE

According to the contract between Vecast, its major customer, and major supplier, after delivery of goods/services, the payment will be made to Vecast as follows:

1.	1st payment – within 1 month – 25%.
2.	2nd payment – within 13 months – 25%.
3.	3rd payment – within 25 months – 25%.
4.	4th payment – within 37 months – 25%.

Due to the contract terms, there is 75%, 50% and 25% of the sales in prior years shown as accounts receivable in the current year. If there is any dispute about the terms in the contract, it will be governed by the Chinese laws & regulations.

NOTE 5 – ACCOUNTSPAYABLE

In the same operating contract, the major supplier will receive payment from Vecast for goods in 4-installment payment (the buyer also pay the interest charge by bank to the supplier):

1.	1st payment – within 1 month – 25%.
2.	2nd payment – within 13 months – 25%.
3.	3rd payment – within 25 months – 25%.
4.	4th payment – within 37 months – 25%.

NOTE 6 - TAXES PAYABLE

$233,490 is Value-added Tax due the government tax authority at the end of 2008.

NOTE 7 - STOCKHOLDERS' EQUITY

According to Article III of Vecast Inc. Certificate of Amendment of Certificate of Incorporation filed on May 6, 2003:

The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Two Million Four Hundred Thousand (102,400,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Two Million Four Hundred thousand (2,400,000) with a par value of $0.001 per share, all of which are hereby designated “Series A Preferred Stock” or “Preferred Stock”. The total number of shares of Common Stock this Corporation shall have authority to issue is One Hundred Million (100,000,000) with a par value of $0.0001 per share.

29,452,000 shares issued in 2003, which including 840,000 share Preferred Stock, and 28,612,000 shares Common Stock.

In December 2008, IDN Telecom Inc. in exchange of 204,400 shares Common Stock pay $511,000 as Paid-in Capital.

NOTE 8 – FASB 131 SEGMENT REPORTING

The Company’s foreign operations consist of two subsidiaries in Beijing, China. All of their sales are made to unaffiliated customers. The following is a summary of operations by entities’ within geographic areas for the year ending December 31, 2008 and 2007.

NET SALES	VECAST – US	VECAST – CHINA	CONSOLIDATED
2008	0	$5,229,746	$5,229,746
2007	0	$4,431,871	$4,431,871
NET INCOME (LOSS)
2008	($ 109,930)	($ 174,746)	($ 284,676)
2007	($ 141,533)	$259,109	$117,576
DEPRECIATION AND AMORTIZATION
2008	$4,675	$0	$4,675
2007	$4,669	$101,631	$106,300
TOTAL ASSETS
2008	$1,168,593	$6,978,305	$8,146,898
2007	$752,365	$4,722,100	$5,474,465

(a)-2:      Financial Statements for the Eight Months ended August 31, 2009 (unaudited) and for the Twelve Months ended December 31, 2008 (audited)

Vecast, Inc

Consolidated Financial Statements
for the Eight Months ended August 31, 2009 (unaudited) and
for the Twelve Months ended December 31, 2008 (audited)

Table of Contents

Report of Independent Registered Public Accounting Firm	F-b-1

Consolidated Statement of Income	F-b-2
for the Eight Months ended August 31, 2009 (unaudited) and
for the Twelve Months ended December 31, 2008 (audited)

Consolidated Balance Sheets	F-b-3
for the Eight Months ended August 31, 2009 (unaudited) and
for the Twelve Months ended December 31, 2008 (audited)

Consolidated Statement of Cash Flows	F-b-4
for the Eight Months ended August 31, 2009 (unaudited) and
for the Twelve Months ended December 31, 2008 (audited)

Notes to Consolidated Financial Statements	F-b-5
for the Eight Months ended August 31, 2009 (unaudited) and
for the Twelve Months ended December 31, 2008 (audited)

< F-b-1 >

FEI-FEI CATHERINE FANG, CPA

6300 Stonewood Drive, Suite 308, Plano, TX 75024
TEL: (972) 769-8588 FAX: (972) 769-0788

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Vecast Inc.

We have reviewed the accompanying consolidated balance sheets of Vecast Inc and its subsidiaries (the “Company”) as of August 31, 2009 and the related consolidation statements of income and cash flows for the eight months ended August 31, 2009. These consolidated financial statements are the responsibility of the company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Vecast Inc and its subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended; and in our report dated September 28, 2009, we expressed an opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2008, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Fei-Fei Catherine Fang, CPA

Dallas, Texas

September 28, 2009

< F-b-2 >

VECAST, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Eight Months Ended/Twelve Months Ended
	August 31, 2009	December 31, 2008
	(unaudited)	(audited)
Net sales	$851,491	$5,229,746
Cost of sales	743,241	4,332,090
Gross profit	108,250	897,656

Operating expenses:
Selling, general and administrative	343,256	1,277,717
Depreciation and amortization	3,116	4,675
Total operating expenses	346,372	1,282,392

Income from operations	(238,122)	(384,736)

Other income (expense):
Interest expense	209	64
Other, net	235,122	111,186
Total other expense, net	235,331	111,250
Income tax benefit	0	0
Net income	$(2,791)	$(284,676)
Basic and diluted net income per share	$0.00	$(0.01)

Weighted average common shares outstanding:
Basic	29,916,400	29,656,400
Diluted	29,916,400	29,656,400

See accompanying notes to consolidated financial statements.

< F-b-3 >

VECAST, INC.

CONSOLIDATED BALANCE SHEETS

	Eight Months	Twelve Months
	Ended	Ended
	August 31, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$287,561	$177,587
Accounts receivable, net	4,983,139	5,819,467
Inventories, net	487,150	634,770
Other Receivable	866,337	674,249
Investment	0	0
Total current assets	6,624,187	7,306,073

Property and equipment, net	726,107	821,349
Deferred tax assets	0	0
Other assets	16,803	19,476
Total assets	$7,367,097	$8,146,898
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,733,729	$5,607,372
Accrued liabilities	233,123	272,661
Notes payable	0	5,279
Line of Credit	0	0
Current portion of capital lease obligations	0	0
Total current liabilities	4,966,852	5,885,312

Term notes, net of current portion	0	0
Capital lease obligations, net of current portion	0	0
Total liabilities	4,966,852	5,885,312

Commitments and contingencies

Stockholders' equity:
Preferred stock-$.0001 par value; 2,400,000 shares authorized; 0 shares
issued and outstanding	240	240
Common stock-$.0001 par value; 100,000,000 shares authorized;
29,916,400 and 29,656,400 shares issued and outstanding at
August 31, 2009 and December 31, 2008	10,000	10,000
Additional paid-in capital	2,960,565	2,817,651
Accumulated deficit	(570,560)	(566,305)
Total stockholders' equity	2,400,245	2,261,586
Total liabilities and stockholders' equity	$7,367,097	$8,146,898

See accompanying notes to consolidated financial statements

< F-b-4 >

VECAST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Eight Months Ended/Twelve Months Ended
	August 31, 2009	December 31, 2008
	(unaudited)	(audited)
Cash flows from operating activities:
Net income	$2,791	$(287,950)
Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation and amortization	(350,494)	(70,910)

Changes in operating assets and liabilities:
Accounts receivable	836,328	(2,558,479)
Inventories	147,619	(127,974)
Prepaid expenses and other	0	8,910
Other Assets	(192,088)	338,703
Accounts payable and accrued liabilities	(918,460)	2,362,997
Net cash provided by operating activities	(477,095)	(46,753)

Cash flows from investing activities:
Purchases of property and equipment	448,409	(409,532)
Net cash used in investing activities	448,409	(409,532)

Cash flows from financing activities
Additional Paid-in Capital	141,451	597,386
	0	0
Net cash provided by financing activities	141,451	597,386

Net change in cash and cash equivalents	109,974	(146,849)
Cash and cash equivalents, beginning of period	177,587	324,436
Cash and cash equivalents, end of period	$287,561	$177,587

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$209	$64
Income taxes	$0	$(11,190)

See accompanying notes to consolidated financial statements

< F-b-5 >

VECAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1) BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and therefore do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The unaudited consolidated financial statements do, however, reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary to state fairly the financial position as of August 31, 2009 and the results of operations and cash flows for the interim periods ended August 31, 2009 and December 31, 2008. However, these results are not necessarily indicative of results for any other interim period or for the year. The accompanying consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and accompanying notes thereto included in the Company's Annual Report for the year ended December 31, 2008.

Principles of Consolidation

The consolidated financial statements include the accounts of Vecast, Inc. and its wholly owned subsidiary, Vecast Software (Beijing) , Inc. and Vecast China, Inc.   All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

2) EARNINGS PER SHARE

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic and diluted net income per share. Basic earnings per share exclude dilution and are computed by dividing net income by the weighted average of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potential common share equivalents including stock options have been excluded for the periods ended August 31, 2009 and December 31, 2008, as their effect would be antidilutive.

There were no potentially dilutive options outstanding at August 31, 2009 and December 31, 2008, respectively, that were not included in the computation of net income per share because the impact would be anti-dilutive.

3) INVENTORIES

Inventories are stated at the lower of cost (determined on the first-in, first-out method) or market. Inventories consisted of the following:

	August 31, 2009	December 31, 2008
	(unaudited)
Raw Materials	$0	$0
Work-in-process	0	0
Finished Goods	487,151	634,770
	487,151	634,770
Less allowance for obsolete inventories	0	0
	$487,151	$634,770

4) ACCOUNTING CHANGES

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice. The requirements of SFAS 157 are first effective for our fiscal year beginning January 1, 2008. However, in February 2008 the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, our adoption of this standard on January 1, 2008 is limited to financial assets and liabilities. The initial adoption of SFAS 157 did not have a material effect on our financial condition or results of operations. However, we are still in the process of evaluating this standard with respect to its effect on nonfinancial assets and liabilities and therefore have not yet determined the impact that it will have on our financial statements upon full adoption.

(b) Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation of the Registrant.

3.2	Bylaws of the Registrant.

21.1	Subsidiaries of the Registrant

23.1	Consent of Accountant

Signatures

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Vecast Inc (Registrant)
Dated: December 26, 2009	/s/ George Wu
By: George Wu Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation of the Registrant.

3.2	Bylaws of the Registrant.

21.1	Subsidiaries of the Registrant

23.1	Consent of Accountant